Implementing Rules for the Articles of Association of SYLA Technologies Co., Ltd. Employee

Share Holding Association (American Depositary Shares)

(Purpose)

Section 1 Management and operational procedures of SYLA Technologies Co., Ltd. Employee Share Holding Association (American Depositary Shares) (this “Association”) are governed by these implementing rules pursuant to Section 30 of the Articles of Association of SYLA Technologies Co., Ltd. Employee Share Holding Association (American Depositary Shares) (the “AoA”).

(Qualification for Admission)

Section 2 The employees set forth in Section 3 of the AoA are employees of SYLA Technologies Co., Ltd. and its subsidiaries. The scope of employees of subsidiaries of SYLA Technologies Co., Ltd. is determined by each company.

(Procedures)

Section 3 Procedures including admission, retirement, suspension, resume, change of contribution, partial withdrawal, extraordinary contribution or other ones shall be made respectively by submission of the prescribed application form or other documents to the President or the prescribed electronic application.

(Suspension or Resume)

Section 4 The excusable event set forth in Section 6, paragraph 1 of the AoA means leave of absence, sickness, disaster or other similar event.

2.       A suspending member shall suspend contribution by submission of the prescribed suspension application form and other documents to the President; provided, however, that a member from whose salaries contributions may not be deducted shall suspend contribution regardless of whether such application has been made or not.

3.       A resuming member shall resume contribution by submission of the prescribed resume application form and other documents to the President; provided, however, that a member who suspended pursuant to the proviso of the preceding paragraph shall resume contribution promptly after it becomes possible to deduct contributions from his/her salaries or bonus.

(Subsidy)

Section 5 The amount of the subsidy set forth in Section 7, paragraph 1, of the AoA is JPY 200 per contribution unit, and up to JPY 40,000 per the Monthly Contribution and JPY 80,000 per the Bonus Contribution.

(Acquisition of ADSs via Allotment to Shareholders)

Section 6 The number of new ADSs to be allotted and allocated pursuant to Section 12 of the AoA is calculated by rounding down to the nearest 3rd decimal place.

2.       The extraordinary contributions pursuant to the preceding paragraph are rounded up to the nearest JPY 1, and the resulting surplus is included in the fund for acquisition of the ADSs in the month to which the application date belongs.

3.       A member who desires allotment and allocation of the new ADSs pursuant to Section 12 of the AoA shall apply to this Association with the prescribed application form to be accompanied by the extraordinary contribution by the date which the Board of Directors determines.

4.       The Board of Directors shall decide treatment of subscription money corresponding to the sum of fractions rounded down in accordance with paragraph 1, and ADSs allotted to a member who fails to apply, if any, by the date determined in the preceding paragraph.

(Calculation of Ownership Interest)

Section 7 The ownership interest is rounded down to the nearest 3rd decimal place upon calculation pursuant to Section 13, paragraph 1 of the AoA, and the sum of fractions rounded down is added to the ADSs to be acquired next time.

2.       The Remaining Amount of each member is rounded down to the nearest JPY 1 upon calculation pursuant to Section 13, paragraph 2 of the AoA, and the sum of fractions rounded down is included in the fund for acquisition of the ADSs next time.

(Notice of Particulars of Balance)

Section 8 The notice of particulars of balance pursuant to Section 16, paragraph 1, is made by prompt issuance of particulars of balance at the time of acquisition of ADSs by the Monthly Contribution in every month and the Bonus Contribution on the bonus payment dates 2 times per year upon request from each member.

(Partial Withdrawal of Ownership Interest)

Section 9 A member shall take the process of opening an American securities account in his/her own name at any registered broker/dealer in the United States prior to an application for partial withdrawal of ownership interest.

2.       This Association does not process the partial withdrawal if the American securities account in the preceding paragraph has not opened.

(Retirement)

Section 10 A member shall take the process of opening an American securities account in his/her own name at any registered broker/dealer in the United States prior to an application for retirement.

2.       This Association processes not retirement but suspension if the American securities account in the preceding paragraph has not opened; provided, however, that this shall not apply in the cases of Section 19, paragraph 3 of the AoA.

3.       In the cases of retirement of a member by his/her death, a successor of the member may choose the settlement methods under Section 19, paragraph 2, item 1 and 2 of the AoA by opening an American securities account in the successor’s own name at any registered broker/dealer in the United States.

(Settlement upon Retirement)

Section 11 An ownership interest less than 1 ADS in the cases of Section 19, paragraph 2 (including the cases where the provision is applied in a similar manner in paragraph 5, item 2 and paragraph 6 of the said Section), if any, this Association shall purchase such fraction at the same price as the ADS sale price of ownership interest corresponding 1 ADS or more (if no ADS sale price is available, market price) by the fund for monthly acquisition of ADSs in that month.

2.       A fraction less than JPY 1 of the amount to be refunded to each retired member in cash, if any, is rounded down, and the sum of such fractions is included in the fund for acquisition of the ADSs next time.

(Insider Trading)

Section 12 The insider trading in Section 21, paragraph 1 of the AoA means any prohibited transaction by Section 166 and 167 of the Financial Instruments Exchange Act, and similar provisions, or cases, under the Securities Act of 1933 or the Securities Exchange Act of 1934 or other securities laws.

(Settlement Expense)

Section 13 An expense for remittance of the settlement money upon settlement of partial withdrawal of ownership interest, retirement or the extraordinary contribution or other similar event to a bank account designated by the said member (including consumption tax amount) is borne by the said member respectively.

(Notice to Members)

Section 14 A notice to members pursuant to Section 23, paragraph, 2, item 1, Section 29, paragraph 1, item 1 is made by posting on intra-net, internal email, or other means of each Company.

(Bureau of this Association)

Section 15 This Association places its bureau in General Affairs Division of SYLA Technologies Co., Ltd. for dealing with necessary works for management and operation of this Association.

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